TD Commercial Banking

TD Tower Branch
Commercial Banking Centre
2nd Floor, TD Tower
700 Georgia Street W., Pacific Centre
PO Box 10001
Vancouver, BC V7Y 1A2
Telephone No. : (604) 654-3554
Fax No. : (604) 654-3489

January 12, 2006

Response Biomedical Corp.
100-8900 Glenlyon Pky
Burnaby, BC V5J 5J8

Attn: Mr. Bill Radvak and Mr. Robert Pilz

Dear Sirs,

DEMAND OPERATING FACILITY AGREEMENT AMENDMENT

This Amending Agreement between:	**The Toronto-Dominion Bank** (the "Bank"), through its TD Tower Branch Commercial Banking Centre branch, in 700 Georgia Street W., Pacific Centre. and
Borrower's Legal Name:	**Response Biomedical Corp.** (herein called the "Borrower")
Borrower's Address:	100-8900 Glenlyon Pky, Burnaby, BC, V5J 5J8.
Whereas:	(i) the Bank has agreed to establish a revolving demand credit facility (the "Facility") as per the Demand Operating Facility Agreement dated June 16, 2004 which together with Schedule "A" of the Demand Operating Facility Agreement comprise the "Agreement". (ii) the Agreement was subsequently amended by way of a Demand Operating Facility Amending Agreement dated December 13, 2004 which together with the Agreement now comprise the "Agreement".

In consideration of the Bank continuing to make the Facility available, the Borrower hereby agrees with the Bank to the following amendments to the terms and conditions of the Agreement:

<u>AVAILABILITY OF THE FACILITY</u>	The Borrower acknowledges that the Facility is uncommitted and is not automatically available upon satisfaction of the terms and conditions, including without limitation the Representations & Warranties, Positive Covenants, Negative Covenants, or Financial Covenants set out herein. The Bank can demand repayment and/or cancel the availability of the Facility at any time.
<u>REPAYMENT</u>	The Borrower agrees to repay the Bank on demand. If the Bank demands repayment, the Borrower will pay to the Bank all amounts outstanding under the Facility, including without limitation, as applicable, the amount of all unmatured B/As and the amount of all drawn and undrawn L/Gs and L/Cs. All costs to the Bank and all loss suffered by the Bank in re-employing the amounts so repaid will be paid by the Borrower.

In absence of prior demand, Facility #1 is to be repaid in full on or before June 15, 2006.

SECURITY

The Borrower will provide the following additional security to support all of its present and future indebtedness and liability to the Bank including without limitation indebtedness and liability under guarantees, foreign exchange contracts, cash management products, and derivative contracts:

a. Irrevocable Standby Letter of Credit - US$1,000,000 issued by UBS A.S. in favour of TD Bank, Global Trade Finance and Financial Institutions, expiring June 30, 2006.

All persons and entities required to provide a guarantee shall be referred to herein individually as a "Guarantor" and/or "Surety" and collectively as the "Guarantors". All of the above security and guarantees and any previously provided Bank Security shall be referred to collectively in this Agreement as "Bank Security". The security will be registered in first position, and will be on the Bank's standard form, supported by resolutions and solicitor's opinion, all acceptable to the Bank.

PERMITTED LIENS

Permitted Liens as referred to in Schedule "A" are:
Purchase Money Security Interests in equipment which exists on the date of this Agreement ("Existing PMSIs") which are known to the Bank and all future Purchase Money Security Interests on equipment acquired to replace the equipment under Existing PMSIs, provided that the cost of such replacement equipment may not exceed the cost of the equipment subject to the Existing Lien by more than 10%.

SCHEDULE "A" TERMS AND CONDITIONS

Schedule "A" sets out the Standard Terms and Conditions ("Standard Terms and Conditions") which are applicable to the Borrower and which apply to this Facility. The Standard Terms and Conditions, including the defined terms set out therein, form part of this Agreement, unless this letter states specifically that one or more of the Standard Terms and Conditions do not apply or are modified.

Unless otherwise stated, the amendments outlined above are in addition to the Terms and Conditions of the existing Agreement. All other terms and conditions remain unchanged. We ask that you acknowledge your agreement to these amendments by signing and returning the attached duplicate copy of this Amending Agreement to the undersigned. The amendments will not come into force unless the duplicate of this Amending Agreement is received by the Bank on or before January 31, 2006.

Yours truly,

THE TORONTO-DOMINION BANK

for Katarina Stepec

Chris Haines
Relationship Manager

Vince Kruger
Manager, Commercial Credit

Response Biomedical Corp.
The foregoing is acknowledged and accepted by the Borrower. The following persons have the capacity to bind the Borrower.

Borrower's authorized officers or representatives:

Signature	Signature
William Radvak, CEO	Brian Richards, COO
Print Name & Position	Print Name & Position
Jan 16/06	Jan 16/06
Date:	Date: